UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2010
Uroplasty, Inc.
(Exact name of registrant as specified in its charter)
Minnesota
(State or other jurisdiction of
incorporation or organization

(001-32632)	41-1719250

Commission File No.	(I.R.S. Employer Identification No.)

5420 Feltl Road Minnetonka, Minnesota	55343

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 426-6140
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     On July 22, 2010, Uroplasty, Inc. entered into an Underwriting Agreement with Oppenheimer & Co. Inc., as the representative of the Underwriters identified in Schedule I to that Agreement. Under the Underwriting Agreement and subject to its terms, Uroplasty has agreed to sell and the Underwriters have agreed to purchase for resale to the public, 4,000,000 shares of the Uroplasty’s common stock at a price to the public of $3.50 per share, less an underwriting discount of $0.21 per share. Uroplasty also granted the Underwriters an option, solely to cover over-allotments, to purchase up to an additional 600,000 shares of its common stock on the same terms for 30 days. The offering is expected to close on July 27, 2010, subject to customary closing conditions.
     This description of the Underwriting Agreement is qualified by reference to the Underwriting Agreement filed as Exhibit 1.1 to this Current Report on Form 8-K. The common stock to be sold under the Underwriting Agreement was registered pursuant to a shelf Registration Statement on Form S-3 (File No. 333-167274) that became effective on June 24, 2010.
     Dorsey & Whitney LLP, counsel to Uroplasty, has issued an opinion to Uroplasty dated July 22, 2010, regarding the legality of the issuance and sale of the shares of common stock of Uroplasty in the offering. A copy of the opinion as to legality is filed as Exhibit 5.1 to this report.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits
1.1	Underwriting Agreement between Uroplasty, Inc. and Oppenheimer & Co. Inc., as representative of the underwriters, dated July 22, 2010

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Dorsey & Whitney LLP (included in exhibit 5.1)
SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UROPLASTY, INC.
By	/s/ MAHEDI A. JIWANI
Mahedi A. Jiwani,
Chief Financial Officer

Dated: July 22, 2010